Exhibit (a)(1)(v)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
iBASIS, INC.
at
$1.55 NET PER SHARE
Pursuant to the Offer to Purchase dated July 28, 2009
by
KPN B.V.
a wholly owned subsidiary of

KONINKLIJKE KPN N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 24, 2009, UNLESS THE OFFER IS EXTENDED.

July 28, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated July 28, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Offer”) by KPN B.V., a private limited liability company organized under the laws of The Netherlands (“Purchaser”), which is a wholly owned subsidiary of Koninklijke KPN N.V., a public company incorporated under the laws of The Netherlands (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of iBasis, Inc., a Delaware corporation (the “Company”), that are not already owned by Purchaser, at a purchase price of $1.55 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The Offer Price is $1.55 per Share, net to you in cash, without interest and less any required withholding taxes.

2.	The Offer is being made for all outstanding Shares that are not already owned by Purchaser.

3.
The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, August 24, 2009 (which is the end of the day on August 24, 2009) (the “Expiration Date”), unless the Offer is extended by Purchaser (in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Purchaser, shall expire).

4.
The Offer is subject to certain conditions described in “The Tender Offer—Section 11—Certain Conditions of the Offer” in the Offer to Purchase, including, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, excluding Shares owned by Purchaser, Parent or any of their respective affiliates (including Celtic ICS Inc., a Delaware corporation (“Merger Sub”)) or any director or officer of Purchaser, Parent, Merger Sub or the Company (the “Majority-of-the-Minority Condition”), and (b) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Purchaser, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer.  The Offer is also subject to other conditions set forth in the Offer to Purchase.  There is no financing condition to the Offer.  The Majority-of-the-Minority Condition is non-waivable.  However, Purchaser may, to the extent permitted by applicable law, waive or amend any other term or condition of the Offer in its sole discretion.  See “The Tender Offer—Section 11—Certain Conditions of the Offer.”

5.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested.  Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares other than Purchaser.  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.  If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer.  If, after such good faith effort, Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.  In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
iBASIS, INC.
at
$1.55 NET PER SHARE
Pursuant to the Offer to Purchase dated July 28, 2009
by
KPN B.V.
a wholly owned subsidiary of

KONINKLIJKE KPN N.V.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 28, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”, which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or the Letter of Transmittal, collectively constitute the “Offer”) relating to the Offer by KPN B.V., a private limited liability company organized under the laws of The Netherlands (“Purchaser”), which is a wholly owned subsidiary of Koninklijke KPN N.V., a public company incorporated under the laws of The Netherlands, to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of iBasis, Inc., a Delaware corporation, that are not already owned by Purchaser, at a purchase price of $1.55 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: ______________________ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder.  If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: , 2009

(Signature(s))

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